Exhibit 10.36

Form of

Amendment to Change in Control Agreement

WHEREAS, Fortune Brands, Inc. (the “Company”) and                     (“Executive”) entered into a Change in Control Agreement on September 19, 2007 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Sections 409A and 162(m) of the Internal Revenue Code and to make certain technical corrections;

NOW, THEREFORE, the parties agree that the Agreement shall be modified as follows, effective January 1, 2009:

1. By substituting the following for Section 1(g)(iii) of the Agreement:

(iii) the failure of the Company substantially to maintain and to continue Executive’s participation in the Company’s benefit plans as in effect at the time of a Change in Control and with all subsequent improvements (other than those plans or improvements that have expired in accordance with their original terms), or the taking of any action which would materially reduce Executive’s benefits under any of such plans or deprive him of any material fringe benefit enjoyed by Executive at the time of a Change in Control. Such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the Annual Executive Incentive Compensation Plan of the Company, the Fortune Brands Pension Plan (the “Retirement Plan”), the Fortune Brands, Inc. Supplemental Plan (the “Supplemental Plan”) (including the supplemental profit-sharing feature of the Supplemental Plan), the Fortune Brands Retirement Savings Plan (including tax deferred and related Company matching contributions) and the Long-Term Incentive Plan;

2. By substituting the following for Section 2(b) of the Agreement:

(b) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), then in addition to the Company paying the Executive his base salary and accrued but unpaid vacation pay through the Termination Date:

(i) the Company shall pay to the Executive as severance pay in a lump sum on the eighth day following the Executive’s Termination Date, subject to the provisions of paragraphs 2(h) and (k), an amount equal to the product of 2.99 times the sum of:

(A) his annual base salary at the rate in effect on the date of Change in Control, plus

(B) his target annual bonus under the Annual Executive Incentive Compensation Plan in effect in the calendar year in which the Termination Date occurs, plus

(C) the amount that would have been required to be allocated to the Executive’s account (assuming that he elected the maximum employee contribution) for the year immediately preceding the year in which the Termination Date occurs under the Fortune Brands Retirement Savings Plan, including the Company 401(k) matching contribution, and the profit-sharing provisions of the Supplemental Plan; and

(ii) the Company shall pay the cost of legal fees and expense incurred by Executive in order to obtain or enforce any right or benefit provided by this Agreement, which payment shall be made directly to the provider of services, provided that such expenses shall be paid within the time period required by Section 409A.

In the event the Termination Date occurs within less than three years prior to the Executive's Normal Retirement Date (as defined in the Retirement Plan), the multiplier “2.99” in subsection (b)(i) of this Section 2 shall be changed so that it shall equal the number of whole years and fraction thereof or fraction of a year that will elapse between the Termination Date and Normal Retirement Date.

3. By substituting the following for Section 2(c) of the Agreement:

(c) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, the Company shall maintain in full force and effect, for the Executive’s continued benefit for a three (3) year period (or, if shorter, the period until his Normal Retirement Date) after the Termination Date, all employee life, health, accident, disability, and medical plan coverage in which he was participating immediately prior to the Termination Date, provided that his continued participation is possible under the terms and provisions of such plans. With respect to health coverage (medical, dental and vision), Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and such coverage shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). After the period of COBRA coverage, Executive may be taxed on the value of the Company-provided coverage. No other welfare or fringe benefits shall be provided except as specifically provided in this Section.

4. By substituting the following for that portion of Section 2(d) of the Agreement that precedes paragraph (i) thereof:

(d) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then in addition to the retirement benefits to which the Executive is entitled under the Retirement Plan, the pension provisions of the Supplemental Plan and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide the Executive with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the “Pension Plans”), the Company shall pay the Executive, at the same time that pension benefits are paid under the Supplemental Plan, an amount equal to the excess of (i) over (ii) below where:

5. By substituting the following for Section 2(e) of the Agreement:

(e) If the Company terminates the Executive’s employment other than for Disability or Cause, or the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), the Company shall pay to the Executive as additional severance pay in a lump sum on the eighth day following the Executive’s Termination Date (subject to Section 2(h)) an amount, if any, equal to the nonvested portion of his account balances under the Fortune Brands Retirement Savings Plan and the defined contribution plan of any affiliate of the Company in which there is maintained for him an account balance which is not fully vested.

6. By substituting the following for Section 2(h) of the Agreement:

(h) If the Executive is a “specified employee” of the Company (as defined in the Supplemental Plan), amounts that would otherwise have been paid to or on behalf of the Executive under the foregoing provisions of this Section 2 and Section 10 (but excluding amounts described in paragraph 2(b)(ii) and paragraph 2(c) above) during the six (6)-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date.

7. By substituting the following for Section 2(k) of the Agreement:

(k) No benefits shall be provided to the Executive under the Company’s severance pay program covering salaried or executive employees generally. Moreover, benefits determined under Section 2(b)(i) shall be offset by benefits payable to the

Executive pursuant to the Severance Agreement between the Executive and the Company dated as of September 19, 2007 and as subsequently amended (the “Severance Agreement”). When computing this offset, the multiplier determined pursuant to Section 2(b) of this Agreement shall be reduced by the corresponding multiplier applied under the Severance Agreement (but not below zero), with the “net” multiplier used to determine the lump sum severance pay benefit to be provided pursuant to Section 2(b) of this Agreement. This Agreement supersedes any prior change in control agreement with the Executive.

8. By substituting the following for Section 10 of the Agreement:

10. Excise Taxes. In the event that Executive becomes entitled to payments under Section 2 of this Agreement, or as a result of the exercise, or acceleration of the exercisability, of stock options or performance awards, or the exercise of limited rights or other awards under the Company’s Long-Term Incentive Plan or any successor plan, or any other payments or benefits received or treated as having been received by Executive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) (whether pursuant to the terms of this Agreement, the Severance Agreement, or any other plan, arrangement or agreement with the Company, any person whose actions result in such a change or any person affiliated with the Company or such person) (“the Agreement Payments”), if any of the Agreement Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax on the Agreement Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10, shall be equal to the Agreement Payments. If Executive’s employment has terminated, such Gross-Up Payment shall be made on the eighth day following Executive’s termination; provided that any portion of the Gross-Up Payment that relates to Agreement Payments made pursuant to Section 2 of this Agreement or severance pay benefits under the Severance Agreement may not be made earlier than the date specified in Section 2(h), if applicable; and further provided that Executive has delivered (and has not revoked) an executed release of claims in the form attached to this Agreement as Exhibit A (as such release is updated from time to time to reflect legal requirements). If Executive’s employment has not terminated, the Gross-up Payment shall be made on the fifth day following Executive’s receipt of the Agreement Payment. For purposes of determining whether payments or benefits of the types referred to above are Agreement Payments and whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any such payments or benefits received or to be received by Executive shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by one of the “Big 4” independent registered public accounting firms and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Agreement Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by one of the “Big 4” independent registered public accounting firms in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Notwithstanding the foregoing provisions of this Section 10, if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the value of the Agreement Payments does not exceed 330% of the base amount (as defined in Section 280G(d)(3) of the Code), then, subject to the following sentence, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the value of the Agreement Payments, in the aggregate, equals one dollar less than 300% of the base amount. The reduction described in the preceding sentence shall apply only if the value of the reduction is equal to or less than 30% of the Executive’s base salary as of the Change in Control; otherwise there shall be no reduction and the Executive will be entitled to the Gross-Up Payment. To the extent applicable, the reduction in Agreement Payments contemplated by this Section shall be implemented by reducing the Agreement Payments in the following order: (I) the additional pension benefit payable pursuant to Section 2(d), (II) the additional benefit payable pursuant to Section 2(e), (III) Gross-Up Payments determined under this Section 10, (IV) cash severance benefits payable pursuant to Section 2(b), and (V) cash severance benefits payable pursuant to the Severance Agreement. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment required in respect of Agreement Payments other than under Section 2 of this Agreement and severance pay provided under the Severance Agreement shall be payable whether or not Executive’s employment terminates. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Executive’s termination of employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by him if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax and any interest or penalties in respect thereof is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer and attested to and the Executive has set his hand as of December     , 2008.

FORTUNE BRANDS, INC. By: Name: Its:

ATTEST:

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